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                                                                    EXHIBIT 5.1



                       [Letterhead of Cooley Godward LLP]



August 18, 1998



American Coin Merchandising, Inc.
5660 Central Avenue
Boulder, Colorado 80301

Re:      American Coin Merchandising, Inc. Registration Statement on Form S-3

Dear Sir or Madam:

We have acted as counsel for American Coin Merchandising, Inc. (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement on Form S-3, Registration No. 333-60267 (as amended, the "Registration Statement"). The Registration Statement relates to, among other things, (i) the offer and sale of up to 5,750,000 Cumulative Trust Preferred Securities (the "Trust Preferred Securities") of American Merchandising Trust I, a Delaware statutory business trust (the "Trust"), (ii) certain Junior Subordinated Debentures to be issued by the Company to the Trust in connection with the issuance of the Trust Preferred Securities, and (iii) a Guarantee Agreement to be made by Company in favor of Wilmington Trust Company (the "Trustee"), for the benefit of the holders of the Trust Preferred Securities (the "Guarantee"). We are rendering this opinion at the request of Company. Except as otherwise defined herein, capitalized terms used but not defined herein have the meanings given to them in the Registration Statement.

We have examined the Registration Statement, the form of Indenture governing the Junior Subordinated Debentures, the form of Junior Subordinated Debentures and the form of the Guarantee. We have also examined such other documents as we have deemed necessary to render our opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies.

In rendering the opinions expressed below, we have assumed that (a) all of the documents referred to in this opinion letter have been or will be duly executed delivered and authenticated by and (except to the extent set forth below as to the Company) constitute legal, binding and enforceable obligations of all of the parties to such documents, (b) all of the signatories to such documents have been or will be duly authorized and (c) all the parties to such documents have (except to the extent set forth below as to the Company) been duly organized and are validly existing and have the power and authority (corporate and otherwise) to execute and perform such documents.



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American Coin Merchandising, Inc.
Page Two


On the basis of the foregoing assumptions, and subject to the qualifications set forth below, we are of the opinion that:

         1. The Company is a validly existing corporation under the laws of the State of Delaware.

         2. The Guarantee, when executed and delivered as set forth in the Registration Statement, and the Junior Subordinated Debentures, when issued, sold and paid for as set forth in the Registration Statement, will constitute valid and binding obligations of Company, enforceable against Company according to their terms.

                            -------------------------

Our opinion in paragraph 2 above is subject to and limited by the qualification that the enforcement of the Guarantee may be limited by (a) general equity principles and the limitations on the availability of equitable relief, including, without limitation, specific performance; (b) the effect of applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, suretyship, dissolution, moratorium, receivership or other similar laws relating to or affecting creditor's rights generally; (c) limitations created by or arising under statute or case law on a debtor's or surety's ability to waive rights or benefits, including without limitation, the possible right of exoneration of a guarantor if the creditor materially alters the original obligation of the principal without the consent of the guarantor, elects remedies for default that impair the subrogation or reimbursement rights of the guarantor against the principal, or otherwise takes, without notifying the guarantor, any action that materially prejudices such guarantor; (d) limitations created by or arising under statute or case law on the enforceability of certain covenants and provisions of agreements where (i) the breach of such covenants or provisions imposes restrictions or burdens upon the debtor or surety and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor or (ii) the creditor's enforcement of such covenants or provisions under the circumstances would violate the creditor's implied covenant of good faith and fair dealing; (e) limitations on the right of a lender to impose added charges for late payments or defaults by the borrower, where it is determined that such charges bear no reasonable relation to the damage suffered by the lender as a result of such late payments or defaults or where the requirements of California Civil Code Section 2954.5 are not met; (f) the effect of California Civil Code Section 1717 on the recovery of attorneys' fees in contract actions; (g) the effect of California Civil Code Section 3433; (h) limitations imposed by law and public policy on indemnification and exculpation;
(i) defenses available to guarantors generally; and (j) any other limitations which, in the event of any default by the Company in its obligations under the Junior Subordinated Debentures or the Guarantee, would act as a limitation on the rights of the Trustee in accordance with California law, but which would not prevent the Trustee from exercising legally adequate remedies for realization of the principal benefits intended to be provided by the Junior Subordinated Debentures or the Guarantee.


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American Coin Merchandising, Inc.
Page Three


We advise you that, under certain circumstances, a guaranty executed by a corporate shareholder of a corporate borrower may not be enforced as an obligation separate from the obligation guaranteed if it is determined that the borrower is merely an alter ego or nominee of the Company and that the "true" borrower is the Company. If the Company is deemed to be liable as a primary obligor, it is likely that the Company will also be entitled to the rights and defenses otherwise available to a primary obligor.

Our opinions are expressed with respect only to the laws of the State of California and the General Corporation Law of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction. This opinion letter may not be relied upon for any purpose other than in connection with the transactions contemplated by the Registration Statement without our prior written consent in each instance. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the references to our name in the Registration Statement and any amendments thereto.

Very truly yours,

Cooley Godward LLP


By /s/ James H. Carroll
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         James H. Carroll